Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

The following unaudited pro forma condensed combined income statement is presented to illustrate the estimated effects of the acquisition of ESK Ceramics GmbH & Co. KG (“ESK”) on our historical results of operations. We have derived our historical consolidated financial data for the year ended December 31, 2004 from our audited consolidated financial statements.

We have derived the historical combined financial data for ESK for the period from January 1, 2004 through August 23, 2004 from its unaudited combined financial statements not included herein. The historical combined financial statements of ESK were prepared in Euros using generally accepted accounting principles (GAAP) in Germany and included a reconciliation to United States GAAP. The historical combined financial data of ESK gives effect to the US GAAP reconciling items. In addition, certain adjustments have been made to the historical financial statements of ESK to reflect reclassifications to conform with our presentation under US GAAP.

In this unaudited pro forma combined condensed income statement, Euro amounts have been translated into United States dollars at a rate of 1.23 Euros for the year ended December 31, 2004, the approximate rate in effect for the period presented. Such translations should not be construed as representations that the Euro amounts represent, or could have been converted into, United States dollars at that or any other rate.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2004 assumes that the acquisition took place on January 1, 2003. The information presented in the unaudited pro forma condensed combined income statement does not purport to represent what our results of operations would have been had the acquisition and financing occurred as of the date indicated, nor is it indicative of our results of operations for any period.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements below.

The unaudited pro forma condensed combined income statement should be read in conjunction with the accompanying notes and assumptions, our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in the historical combined financial statements and related notes of ESK included in our Form 8-K/A Amendment No.1 dated November 8, 2004.

Financing Transaction

On August 18, 2004, Ceradyne entered into a $160 million Credit Agreement with Wachovia Bank, National Association, and a syndicate of banks and other institutional lenders. The obligations under the Credit Agreement are secured by substantially all of the assets of Ceradyne and ESK Ceramics, other than real property. The Credit Agreement provides for a term loan in the amount of $110 million and a revolving line of credit in the amount of $50 million. Ceradyne borrowed the entire $110 million under the term loan on August 18, 2004.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the base rate chosen by Ceradyne plus a margin determined pursuant to the Credit Agreement. Ceradyne may choose a base rate, which is equal to approximately the London interbank offered rate, commonly known as the LIBOR rate, for deposits in dollars for the interest period selected by Ceradyne. Ceradyne may also choose an “alternate base rate,” as defined in the Credit Agreement, which is a fluctuating interest rate per annum equal to the higher of either (a) the prime rate established by Wachovia Bank from time to time, or (b) one-half of one percent above the Federal Funds Rate. The applicable margin is, in respect to the term loan, 2.00 percent per annum if the LIBOR rate is used and 1.00 percent per annum if an alternate base rate is used. With respect to borrowings under the revolving line of credit, the applicable margin is 2.00 percent per annum through December 31, 2004, and thereafter, the margin is a percentage determined pursuant to the Credit Agreement ranging from 0.25 percent to 1.00 percent if an alternate base rate is chosen, and ranging from 1.50 percent to 2.25 percent if the LIBOR rate is chosen.

The interest rate on $95 million of the $110 million term loan is currently based on the LIBOR rate for a fixed period of six months, at an effective interest rate equal to 3.94 percent per annum. The interest rate on the $15 million balance of the $110 million term loan is currently based on the LIBOR rate for a three month period at an effective interest rate equal to 3.75 percent per annum.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2004

(In Thousands, Except Earnings Per Share)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Ceradyne, Inc.	ESK Ceramics GmbH & Co. KG (Rule 3-05)
Net Sales	215,612	68,982	(2,975)	a)	281,619
Cost of Sales	146,518	53,065	(4,990)	a) c) d)	194,593

Gross Profit	69,094	15,917	2,015		87,026
Operating Expenses
Selling	8,266	9,470	(228)	c)	17,508
General and Administrative	14,131	3,758	(171)	c)	17,718
Research and Development	3,341	1,702	(57)	c)	4,986

Total Operating Expenses	25,738	14,930	(456)		40,212
Income from Operations	43,356	987	2,471		46,814
Other Income (Expense), Net	563	(1,093)	(2,337)	b)	(2,867)

Income (Loss) before Taxes	43,919	(106)	134		43,947
Provision (Benefit) for Taxes	16,346	(1,323)	54	e)	15,077

Net Income	27,573	1,217	80		28,870

Net Earnings Per Share
Basic	1.14				1.19
Diluted	1.12				1.17
Weighted Average Number of Shares Outstanding
Basic	24,170				24,170
Diluted	24,598				24,598

Note: See notes to unaudited pro forma condensed combined income statement for the year ended December 31, 2004.

Notes to unaudited pro forma condensed combined income statement for the year ended December 31, 2004 (dollars in thousands)

a)	To eliminate sales and purchases between ESK and Ceradyne of $2,975.

b)	To eliminate interest income on short term investment of $136, record additional interest expense of $2,990 related to Ceradyne’s new credit facility, amortization of deferred loan costs of $346 for loan fees on the loan to fund the purchase of ESK and eliminate $1,135 of ESK interest expense related to the debt to its parent.

c)	To decrease depreciation and amortization expense by $2,849 related to the fair value of property, plant and equipment acquired and intangible assets. Of this amount $2,393, $228, $171 and $57 was included as a component of cost of sales, selling, general and administrative and research and development, respectively.

In July 2004, ESK recorded an adjustment to its net periodic pension costs related to retired employees of ESK that were assumed by ESK’s parent company. The total adjustment reflected in the historical results of ESK was to increase expense by $879. Of this amount $605, $49, $72 and $158, was included as a component of cost of sales, selling, general and administrative, and other expense, respectively. Research and development decreased by $5.

d)	To increase amortization by $378 related to the fair value of intangible assets acquired.

e)	Reflects the pro forma tax effect of the above adjustments at an estimated combined effective tax rate of 40% for the year ended December 31, 2004.